NEWS RELEASE

CPS Announces $205 Million Senior Subordinate Asset-Backed Securitization

IRVINE, California, June 19, 2013 (GlobeNewswire) – Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced the closing of its second term securitization in 2013.  The transaction is CPS's ninth senior subordinate securitization since 2011.

In the transaction, qualified institutional buyers purchased $205,000,000 of asset-backed notes secured by automobile receivables purchased by CPS.  The sold notes, issued by CPS Auto Receivables Trust 2013-B, consist of five classes.  Ratings of the notes were provided by Standard & Poor’s and Moody's and were based on the structure of the transaction, the historical performance of similar receivables and CPS’s experience as a servicer.

Note Class	Amount	Interest Rate	Average Life	Price	Standard & Poor’s Rating	Moody's Rating
A	$158.4 million	1.82%	1.74 years	99.98791%	AA-	A1
B	$18.5 million	2.43%	2.01 years	99.98668%	A	A2
C	$12.3 million	3.48%	2.76 years	99.99637%	BBB	Baa2
D	$10.2 million	4.66%	2.31 years	99.98014%	BB	Ba2
E	$5.6 million	6.41%	2.10 years	99.99292%	BB-	B2

The weighted average effective coupon on the notes is approximately 2.34%.

The 2013-B transaction has initial credit enhancement consisting of a cash deposit equal to 1.00% of the original receivable pool balance.  The final enhancement level requires accelerated payment of principal on the notes to reach overcollateralization of 11.50% of the then-outstanding receivable pool balance.

The transaction utilizes a pre-funding structure, in which CPS sold approximately $140.9 million of receivables today and plans to sell approximately $64.1 million of additional receivables during July 2013. This further sale is intended to provide CPS with long-term financing for receivables purchased primarily in the month of June. The transaction also included $7.4 million of receivables originally originated by CPS in 2007 and 2008 that were recently repurchased from a securitization transaction which closed in 2008.

The transaction was a private offering of securities, not registered under the Securities Act of 1933, or any state securities law.  All of such securities having been sold, this announcement of their sale appears as a matter of record only.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis through the securitization markets and service the loans over their entire contract terms.

Investor Relations Contact

Robert E. Riedl, Chief Investment Officer
949 753-6800